Exhibit 99.1

FOR IMMEDIATE RELEASE

PREMIER FINANCIAL CORP. ANNOUNCES CLOSING OF $50

MILLION OF FIXED-TO-FLOATING RATE SUBORDINATED NOTES

DEFIANCE, OHIO (September 30, 2020) – Premier Financial Corp. (NASDAQ: PFC) (“Premier” or the “Company”) announced today the closing of its offering of $50.0 million aggregate principal amount of 4.00% fixed-to-floating rate subordinated notes due 2030 (the “Notes”) in a private offering exempt from the registration requirements under the Securities Act of 1933, as amended (the “Securities Act”).

The net proceeds from the sale of the Notes will be approximately $48.75 million, after deducting the estimated offering expenses payable by Premier. Premier intends to use the net proceeds from the offering of the Notes for general corporate purposes.

Piper Sandler & Co. and Keefe, Bruyette & Woods, A Stifel Company, acted as joint book-running managers for the offering.

This press release is neither an offer to sell nor the solicitation of an offer to buy any of the Notes and shall not constitute an offer, solicitation or sale in any jurisdiction in which such an offer, solicitation or sale would be unlawful.

About Premier Financial Corp.

Premier Financial Corp. (NASDAQ: PFC), headquartered in Defiance, Ohio, is the holding company for Premier Bank and First Insurance Group. Premier Bank, headquartered in Youngstown, Ohio, operates 78 branches, 12 loan offices and 2 wealth offices in Ohio, Michigan, Indiana, Pennsylvania and West Virginia (West Virginia office operates as “Home Savings Bank”). First Insurance Group is a full-service insurance agency with 10 offices in Ohio including James & Sons Insurance in Youngstown, Ohio. For more information, visit the company’s website at PremierFinCorp.com.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995

The statements contained in this press release relating to the offering of the Notes are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements involve risks and uncertainties that could cause actual results to differ materially from those expressed in the Company’s forward-looking statements. Forward-looking statements by their nature address matters that are, to different degrees, uncertain. Particular uncertainties that could cause the Company’s actual results to be materially different than those expressed in the Company’s forward-looking statements include, but are not limited to, the factors disclosed under “Forward-Looking Statements” and “Risk Factors” in our Form 10-K for the year ended December 31, 2019 and in our Forms 10-Q for the quarterly periods ended March 31, 2020 and June 30, 2020, and other filings with the Securities and Exchange Commission.